Exhibit 5.3

RODEY, DICKASON, SLOAN, AKIN & ROBB, P. A.

BRUCE HALL

JOHN P. SALAZAR

JOHN P. BURTON

CATHERINE T. GOLDBERG

EDWARD RICCO

W. MARK MOWERY

CHARLES K. PURCELL

ANDREW G. SCHULTZ

SCOTT D. GORDON

NELSON FRANSE

THERESA W. PARRISH

PAUL R. KOLLER

CHARLES J. VIGIL

THOMAS L. STAHL

DAVID W. BUNTING

LESLIE McCARTHY APODACA

JEFFREY M. CROASDELL

SUNNY J. NIXON

JEFFREY L. LOWRY

R. TRACY SPROULS

DONALD B. MONNHEIMER

ALAN HALL

SETH L. SPARKS

LISA CHAVEZ ORTEGA

JOCELYN C. DRENNAN

MICHAEL J. BRESCIA

AARON C. VIETS

KURT B. GILBERT

RICK BEITLER

JUSTIN A. HORWITZ

SANDRA L. BEERLE

VALERIE REIGHARD DENTON

BRENDA M. SAIZ

BRIAN P. BRACK

TODD E. RINNER

CHARLES R. HUGHSON

JOSE R. BLANTON

MICHAEL E. KAEMPER

MARGOT A. HEFLICK

KRYSTLE A. THOMAS

GLENN A. BEARD

ROBERT L. LUCERO

DENISE M. CHANEZ

PERRY E. BENDICKSEN III

DAVID P. BUCHHOLTZ

CRISTINA ADAMS

TYLER M. CUFF

SHANNON M. SHERRELL

MELANIE B. STAMBAUGH

ABIGAIL M. YATES

STEPHANIE L. LATIMER

LUIS G. CARRASCO

JUAN M. MARQUEZ

TAYLOR C. ZANGARA

PATRICK A. CORONEL

PAOLA JAIME SAENZ

ATTORNEYS AT LAW

SANTA FE OFFICE

119 EAST MARCY STREET, SUITE 200

SANTA FE, NEW MEXICO 87501-2034

P.O. BOX 1357

SANTA FE, NEW MEXICO 87504-1357

WWW.RODEY.COM

TELEPHONE (505) 954-3900

FACSIMILE (505) 954-3942

OF COUNSEL

ROBERT M. ST. JOHN

MARK K. ADAMS

RICHARD C. MINZNER

JO SAXTON BRAYER

DEWITT M. MORGAN

PATRICK M. SHAY

CHARLES A. SEIBERT III

CYNTHIA A. LOEHR

JOHN N. PATTERSON

DEBORA E. RAMIREZ

JENICA L. JACOBI

——

BERNARD S. RODEY (1856-1927)

PEARCE C. RODEY (1889-1958)

DON L. DICKASON (1906-1999)

WILLIAM A. SLOAN (1910-1993)

JACKSON G. AKIN (1919-2010)

JOHN D. ROBB (1924-2014)

——

ALBUQUERQUE OFFICE

201 THIRD STREET NW, SUITE 2200

ALBUQUERQUE, NEW MEXICO 87102

P.O. BOX 1888

ALBUQUERQUE, NEW MEXICO 87103

TELEPHONE (505) 765-5900

FACSIMILE (505) 768-7395

——

WRITER’S DIRECT NUMBER

(505) 954-3903

MADAMS@RODEY.COM

November 28, 2017

Andeavor Logistics LP

Tesoro Logistics Finance Corp.

c/o Andeavor Logistics LP

19100 Ridgewood Parkway

San Antonio, Texas 78259

Re:	Western Refining Pipeline, LLC

Ladies and Gentlemen:

We have acted as special counsel in the State of New Mexico (“New Mexico”) to Western Refining Pipeline, LLC, a New Mexico limited liability company (“WRP’), for the sole purpose of providing this opinion letter in connection with the issuance by Andeavor Logistics LP, a Delaware limited partnership (“Andeavor”), and Tesoro Logistics Finance Corp., a Delaware corporation (together with Andeavor, the “Issuers”), of $500 million aggregate principal amount of 3.500% Senior Notes due 2022, $750 million aggregate principal amount of 4.250% Senior Notes due 2027, and $500 million aggregate principal amount of 5.200% Senior Notes due 2047 (collectively, the “Debt Securities”), and the related guarantees of the Debt Securities by certain direct and indirect wholly-owned subsidiaries of Andeavor, including WRP (collectively, the “Guarantors”) (such guarantees, including the related provisions of the Indenture (as defined below) (the “Debt Securities Guarantees”).

The Debt Securities are being issued pursuant to the Indenture, dated as of November 28, 2017, among the Issuers, the Guarantors, and U.S. Bank National Association, as indenture trustee (such indenture, the “Indenture”).

Terms defined in the Indenture and not otherwise defined herein are used herein as defined in the Indenture.

RODEY, DICKASON, SLOAN, AKIN & ROBB, P.A.

November 28, 2017

Documents. In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the following documents: (the “Documents”):

1.	the Indenture;

2.	the Debt Securities;

3.	the Debt Securities Guarantees;

4.	the Underwriting Agreement, dated as of November 16, 2017, among the Issuers, the Guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co., LLC, as representatives of the Underwriters;

5.	WRP’s Limited Liability Company Articles of Organization;

6.	WPR’s Limited Liability Company Agreement;

7.	Certificate of WRP’s Assistant Secretary, dated November 13, 2017, to which are attached copies of the documents identified in paragraphs 4 and 5 above;

8.	Certificate of WRP’s Assistant Secretary, dated November 28, 2017, to which are attached copies of the documents authorizing WRP’s execution and delivery of the Transaction Documents to which it is a party,

9.	Certificate of New Mexico’s Secretary of State dated November 8, 2017 (the “SOS Certificate”) relating to WRP’s existence and good standing.

The documents referred to in paragraphs 1-4 above are called the “Transaction Documents” herein. The documents referred to in paragraphs 1-9 above are called the “Documents” herein. In connection with the opinions expressed below, we have limited our review to the Documents. We have not reviewed any other document, including, without limitation, any document referred to in or incorporated by reference into any of the Documents. We have assumed that no provision in any document that we have not reviewed is inconsistent with the opinions expressed below. We have conducted no independent factual investigation and, except to the extent that information contained in the Documents constitutes a statement, directly or in practical effect, of our opinions expressed below, we have relied, without investigation or analysis, upon the information contained in the Documents.

Opinions. Based upon the foregoing and in reliance thereon, and subject to the Assumptions and Exceptions, Exclusions and Limitations set forth below, we are of the opinion that:

1. WRP is a validly existing limited liability company in good standing under the law of New Mexico, and has all requisite limited liability company power to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

RODEY, DICKASON, SLOAN, AKIN & ROBB, P.A.

November 28, 2017

2. The execution and delivery by WRP of the Transaction Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by all necessary limited liability company action.

3. The execution and delivery by WRP of the Transaction Documents to which it is a party and the performance of its obligations thereunder:

(i) do not and will not violate WRP’s Articles of Organization or its Limited Liability Company Agreement; and

(ii) do not and will not violate, or require any filing with or approval by any New Mexico governmental authority or regulatory body under any New Mexico law, rule or regulation applicable to WRP that, in our experience, is generally applicable to transactions in the nature of those contemplated by the registration statement relating to the Debt Securities (the “Registration Statement”) or any other offering document relating to the Debt Securities.

Assumptions. In rendering the opinions expressed above, we have relied, with your permission and without investigation, upon the following assumptions:

1. The Documents in the forms submitted to us conform in all material respects to authentic originals thereof, which have been fully completed with all necessary and contemplated information, signatures, acknowledgments and attachments. All signatures on the originals are genuine. No original has been or will be altered or amended in any respect material to the opinions expressed above.

2. Each individual who is a signatory to any of the Documents had legal capacity and competency to be a signatory. Each party to any of the Transaction Documents other than WRP had and has power to execute, deliver and perform its obligations thereunder. The execution and delivery of the Transaction Documents by each party thereto other than WRP was duly authorized.

3. There have been and are no actions, suits, proceedings or investigations pending or threatened against any party to any of the Transaction Documents or any of the transactions contemplated thereby (the “Transactions”) before or by any court, arbitrator or governmental authority or regulatory body which, if determined adversely to the interest of any party, could have a material adverse effect on its ability to perform its obligations under the Transaction Documents.

4. Except to the extent that representations, warranties and factual statements of each party to any of the Transaction Documents or any of the transactions contemplated thereby constitutes a statement, directly or in practical effect, of our opinions expressed above, such representations, warranties and factual statements are and will remain true and accurate in all material respects.

RODEY, DICKASON, SLOAN, AKIN & ROBB, P.A.

November 28, 2017

5. The conduct of each party to any of the Transaction Documents or to any of the Transactions has complied with all requirements under New Mexico law of good faith, fair dealing and conscionability. Each such party has acted without notice of any defense against the enforcement of any rights created by any of the Transaction Documents or with respect to any of the Transactions. There has been no mutual mistake of fact, misunderstanding, fraud, duress or undue influence. There is no agreement or understanding by any party to any of the Transaction Documents or to any of the Transactions, written or oral, and there is no usage of trade, course of conduct or prior dealing, that would in any case define, supplement or qualify the terms of any of the Transaction Documents.

6. WRP (i) is not engaged in providing gas directly to or for the general public, or any segment thereof, in New Mexico; (ii) does not hold itself out, either expressly or impliedly, as providing, or being ready, willing and able to provide, gas directly to or for the public, or any segment thereof, in New Mexico; and (ii) has not sought certification as a public utility from the New Mexico Public Regulation Commission.

Exclusions, Exceptions and Limitations. This opinion letter and the opinions expressed above are subject to the following exclusions, exceptions and limitations:

1. The law (“Law”) covered by the opinions expressed above is limited to the law of New Mexico, excluding its tax, securities and “Blue Sky” laws, Local Law, and choice of law principles For purposes of this opinion letter, (i) Law consists of New Mexico statutes, New Mexico regulations and rules codified in the New Mexico Administrative Code, and reported New Mexico appellate judicial decisions, and (ii) Local Law consists of the ordinances, administrative decisions and rules and regulations of Indian nations, tribes and pueblos, counties, municipalities, and special political subdivisions. We have made no inquiry into the law of any jurisdiction other than New Mexico. This opinion letter is limited to the effects of current Law and facts. We assume no obligation to revise or supplement this opinion letter in the event of future changes in Law, the interpretation or application thereof, or facts. We express no opinion with regard to any securities or tax law of any jurisdiction or as to any law of the United States.

2. We have been engaged by Andeavor to render the opinions expressed above. We do not represent either of the Issuers or WRP generally and have not had access to and have not reviewed the management, business or financial records of either of the Issuers or of WRP. We did not participate in the preparation of the Registration Statement or any other offering document relating to the Debt Securities and assume no responsibility for any thereof.

RODEY, DICKASON, SLOAN, AKIN & ROBB, P.A.

November 28, 2017

3. The opinions expressed above are subject to generally applicable rules of law that may, in the absence of an effective waiver or consent, discharge a guarantor to the extent that (i) the underlying obligation is materially modified or (ii) any act or omission by a creditor impairs (A) the value of collateral securing the underlying obligation to the detriment of such guarantor, (B) such guarantor’s recourse against the primary obligor, or (C) the suretyship status of such guarantor in any other way that is described in Sections 37 et seq. of Restatement Third, Suretyship and Guaranty (1996).

This opinion letter is for the benefit of Andeavor in connection with the issuance of the Debt Securities and Debt Securities Guarantees and may be relied upon by Andeavor and other persons entitled to rely upon the Registration Statement pursuant to applicable federal securities law. We consent to (i) the filing of this opinion letter as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement, and (ii) the use of our name under the caption “Legal Matters” in the prospectus supplement relating to the Debt Securities and Debt Securities Guarantees, dated November 16, 2017. In giving these consents, we do not thereby admit that we are within in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours,

/s/ Rodey, Dickason, Sloan, Akin & Robb, P.A.